Exhibit 99.1

To Our Shareholders:

At the mid-point of 2006, the financial and organizational outlook for Pavilion Bancorp is very positive. Despite facing the industry-wide challenges of increasing cost of funds and deposit-gathering competition, Pavilion Bancorp continues to show strong growth in key performance areas.

Total loans have grown by $21.8 million, a portfolio increase of 9.8% from the same period last year, while total deposits have also increased by 12.5%. Comparing year-to-year, total assets have increased 11.4% to $302.6 million.

Throughout the second quarter, Pavilion Bancorp’s bottom line has benefited from steady growth in interest and fee income complemented by lower non-interest expenses. Net interest income continues to rise, and, although the numbers show a decrease in our non-interest income when compared to the same period in 2005, it is primarily due to lower levels of mortgage loan sales and increased amortization of the mortgage servicing rights portfolio. Most notably, net income and earnings per share have both increased by more than 50% on an annualized basis.

From these results, it is evident that many of the strategic and cost control initiatives that we have implemented over the past eighteen months are helping to increase shareholder value. For example, the reduction in force (RIF) that was executed in the first quarter of the year has had a significant positive impact in bringing our non-interest expenses more closely in line with that of our peer banks. As a result of this initiative, our personnel costs in the first six months of the year have decreased by nearly $400,000 (net of the costs associated with the RIF) when compared to the same period in 2005.

Creating further operational efficiencies remains a primary focus for our organization, as does positioning ourselves for sustainable growth and profitability. We are optimistic about Pavilion Bancorp’s future and the opportunities we have to serve Lenawee County and to increase our presence in similar markets throughout south central Michigan.

A key part of our long-term strategy is to differentiate the Pavilion Bancorp brand using innovative products and services to take better care of our customers and increase our competitive advantage. Most recently, Bank of Lenawee has introduced Quick Drop Banking and Quick Change Service– two exclusive services designed to expedite branch-based business banking transactions. Health Savings Accounts and Remote Deposit Capture services are two other new product introductions on the horizon that will support our efforts to obtain low-cost deposits.

Moving forward, we will continue to invest in the future of Pavilion Bancorp and take care of our customers and communities, while ensuring that our shareholders are satisfied with the return they receive on their investment in our organization. In this regard, we are pleased to confirm the Board of Director’s approval of a 24 cent per share cash dividend, which is enclosed with this statement.

On behalf of the Board of Directors, Management and Staff, we thank you for your continued support.

Douglas L. Kapnick Chairman of the Board	Richard J. DeVries President and CEO

This letter contains certain forward-looking statements that involve risks and uncertainties. When used in this letter, the words “believe,” “expect,” or “anticipate” and similar expressions identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including but not limited to, economic, competitive, governmental and technological factors affecting the company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements.

CONSOLIDATED BALANCE SHEETS

(000s omitted)	(Unaudited) June 30,
	2006	2005
Assets
Cash and due from banks	$11,293	$10,005
Federal funds sold	10,240	--

Total cash and cash equivalents	21,533	10,005

Market value of securities available for sale	27,576	29,950

Loans held for sale	372	792
Total loans	243,691	221,839
Allowance for loan and lease losses	(2,694)	(2,649)

Net loans	240,997	219,190

Premises and equipment, net	6,563	5,626
Accrued interest receivable	1,760	1,611
Mortgage servicing assets	2,766	3,031
Other assets	1,035	1,380

Total assets	$302,602	$271,585

Liabilities and shareholders' equity

Liability
Deposits:
Noninterest-bearing	$48,783	$42,473
Interest-bearing	183,706	164,248

Total deposits	232,489	206,721
Federal funds purchased	--	4,520
Repurchase agreements-customers	3,305	5,074
Repurchase agreements-financial institutions	10,000	10,000
Federal Home Loan Bank advances	18,385	8,905
Subordinated debentures	5,000	5,000
Accrued interest payable	669	392
Other liabilities	2,574	2,322
Common stock subject to repurchase obligation in ESOP	3,076	4,654

Total liabilities	275,498	247,588

Shareholders' equity

Common stock and paid-in capital, No par value:
3,000,000 shares authorized; shares issued and
outstanding 736,765 - 2006; 735,378 - 2005	10,686	9,054
Retained earnings	16,705	15,102
Unrealized gain (loss) on securities available for sale	(287)	(159)

Total shareholders' equity	27,104	23,997

Total liabilities and shareholders' equity	$302,602	$271,585

CONSOLIDATED STATEMENTS OF INCOME

(000's omitted except for earnings per share)	(Unaudited) Six Months Ended June 30,
	2006	2005
Interest income
Loans, including fees	$8,456	$6,955
Securities	503	541
Federal funds sold and other	141	64

Total interest income	9,100	7,560

Interest expense
Deposits	2,446	1,392
Subordinated debentures	214	170
Other borrowed funds	557	244

Total interest expense	3,217	1,806

Net interest income	5,883	5,754
Provision for loan losses	105	180

Net interest income after
provision for loan losses	5,778	5,574

Noninterest income
Service charges on deposit accounts	656	624
Net gains on sales of loans	563	756
Loan servicing fees, net of amortization	54	271
Other	280	187

Total other income	1,553	1,838

Noninterest expense
Compensation and employee benefits	3,458	3,825
Premises and equipment	844	877
Other	1,448	1,645

Total other expenses	5,750	6,347

Income before income taxes	1,581	1,065
Federal income tax expense	486	342

Net income	$1,095	$723

Earnings per common share:	$1.49	$0.98